Exhibit 10.8
July 29, 2005
James Feenstra
Dear Jim,
I am very pleased to offer you the position of President and Chief Operating Officer (“COO”) at Hansen Medical, Inc. (“Hansen” or the “Company”) under the terms and conditions described below.
Position: President and COO, reporting to the Chief Executive Officer (“CEO”). In the event that I cease to serve as CEO, you will be first the first candidate to be considered by the Company’s Board of Directors (the “Board”) for appointment as the new CEO. We currently anticipate this transition should take place approximately nine months from now, subject in large part to the Board’s assessment of your performance. Should the Board approve your transition to succeed me, then your title will become President and CEO.
Date of Hire: On or before August 15, 2005.
Salary: Your starting base salary will be $20,834 per month, (approximately $250,000 annually) for the remainder of calendar year 2005 and for calendar year 2006. However, subject to the approval of the Board of Directors, your base salary will increase to $22,917 per month (approximately $275,000 annually) should you become President and CEO. Your compensation package will be reviewed annually by the Compensation Committee of the Board of Directors.
Incentive Bonus: You will be eligible to participate in the Company’s Incentive Bonus Plan, when established. Under the terms of that plan, you will be eligible to earn a bonus in an amount up to 30% of your base salary. Payment of the bonus will be based upon achievement of mutually agreed upon goals and objectives and subject to the approval of the Board of Directors, and may be prorated if appropriate.
Stock Options: I will recommend to our Board that you be granted, at the first Board meeting following your hire date, an option to purchase 1,747,800 shares of Hansen common stock, (currently 4.5% of the fully diluted outstanding stock of the Company). Of the total grant, 1,533,600 option shares (the “Time Vesting Shares”) will vest as follows: twenty-five percent (25%) will vest after 12 months and 1/48th of the Time Vesting Shares will vest at the end of each month thereafter until all shares have vested. The remaining 194,200 option shares (the “Milestone Vesting Shares”), will vest on the date Hansen achieves cumulative U.S. product sales (as measured from first commercial product sales) of ten million dollars ($10,000,000), but in no event will these Milestone Vesting Shares vest later than December 31, 2007, provided that you remain employed with the Company at that time. All of your option shares will be governed by your Stock Option Agreement (which you are required to sign) and the Company’s applicable plan document, and they are subject to approval by the Board of Directors. Also enclosed for your signature is a Vesting Acceleration and Severance Agreement which the Company is offering to you.
Policies and Benefits: Hansen provides competitive health, dental, vision, and life/disability insurance benefits, as well as Flexible Spending Accounts and a 401(k) plan. Benefits are

James Feenstra
July 29, 2005

effective the first of the month following the date of your employment. Hansen provides ten (10) holidays each calendar year and you will accrue twenty (20) vacation days each year, subject to Hansen’s standard policies. Hansen reserves the right to change or modify these benefits at any time. As an employee of the Company, you will be expected to abide by all of the Company’s policies and procedures, including those that may be set forth from time to time in an employee handbook.
Proprietary Information and Confidentiality: As a condition of your employment, you must sign and comply with the Company’s standard Employee Proprietary Information and Inventions Agreement.
At-Will Employment and Mandatory Arbitration: Your employment is at-will. Thus, you or Hansen may terminate the employment relationship at any time, with or without cause or notice. No reason is required for you to quit or be terminated. To resolve any dispute between you and Hansen, you and the Company will enter into the enclosed Arbitration Agreement concurrently with entering into this employment agreement
This letter constitutes the complete and exclusive statement of your agreement with the Company concerning the subject matter hereof. It supersedes any other agreements or promises made to you by anyone, whether oral or written, and it cannot be changed except in a written agreement signed by you and a duly authorized officer of the Company. As required by law, this offer is subject to satisfactory proof of your right to work in the United States.
This Offer expires August 1, 2005. To accept this Offer, please sign it on or before August 1, 2005 and either deliver it to our offices to my attention, fax it to me at 650-404-5900, or email a signed version directly to me.
Jim, we believe you will be a great asset to our team and will make a huge contribution to Hansen’s future success. We are all very excited about the prospect of working with you.
Best personal regards,
/s/ Frederic H. Moll, M.D.
Frederic H. Moll, M.D.
Founder and Chief Executive Officer
UNDERSTOOD & AGREED:

By:	/s/ James Feenstra	8-2-05

	James Feenstra	Date

ARBITRATION AGREEMENT
     I hereby agree that any and all claims or controversies between me and Hansen Medical, Inc., a Delaware corporation (“Hansen”) relating to my employment with Hansen, or termination thereof, including but not limited to claims for breach of contract, tort, employment discrimination (including unlawful harassment as well as any claims arising under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, and any claims under California’s Fair Employment and Housing Act), and any violation of any state or federal law, statute, regulation or ordinance, shall be resolved by final, binding, and confidential arbitration in accordance with the then applicable rules of the American Arbitration Association. However, claims under applicable workers’ compensation laws or the National Labor Relations Act shall not be subject to arbitration. Unless the parties mutually agree otherwise, the Arbitrator shall be selected from a panel provided by the American Arbitration Association, and the arbitration hearing will be held in San Francisco or Palo Alto, California. The arbitrator shall apply the same substantive law, with the same statutes of limitations and same remedies that would apply if the claims were brought in a court of law. The arbitration also shall have the authority to rule on a motion to dismiss and/or summary judgment by either party. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based.
     Hansen shall pay for the costs of arbitration. Each party shall pay for its own costs and attorneys’ fees, if any. However, if any party prevails on a statutory claim which affords the prevailing party attorneys’ fees, then the arbitrator may award reasonable attorneys’ fees and costs to the prevailing party.
     Either Hansen or I may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Otherwise, neither party shall initiate or prosecute any lawsuit or claim in any way related to any arbitrable claim. Nothing in this Agreement, however, precludes a party from filing an administrative charge before an agency that has jurisdiction over an arbitrable claim. In addition, nothing in this Agreement prohibits either party from seeking injunctive or provisional relief from a court of competent jurisdiction to prevent irreparable harm, pursuant to Section 1281.8 of the California Code of Civil Procedure.
     I understand and agree that this Arbitration Agreement contains a full and complete statement of any agreements and understandings regarding resolution of disputes between Hansen and me, and I agree that this Arbitration Agreement supersedes all previous agreements, whether written or oral, express or implied, relating to the subjects covered in this Arbitration Agreement. I further understand that this arbitration agreement cannot be modified except in a written document signed by both me and the President of Hansen. If any provision of this Agreement shall be held by a court or the arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. The parties’ obligations under this Agreement shall survive the termination of my employment with Hansen.
     The arbitration provisions of this Agreement shall be governed by the Federal Arbitration Act. In all other respects, this Arbitration Agreement shall be construed in accordance with the laws of the State of California, without reference to conflicts of law principles.
     THE PARTIES UNDERSTAND AND AGREE THAT THIS AGREEMENT TO ARBITRATE CONSTITUTES A WAIVER OF THEIR RIGHT TO A TRIAL BY JURY OR JUDGE OF ANY MATTERS SUBJECT TO ARBITRATION UNDER THIS AGREEMENT.

Employee:	/s/ James Feenstra	8-2-05

	James Feenstra	Date

Hansen Medical:	/s/ Frederic Moll	7-29-05

Date

Vesting Acceleration and Severance Agreement
In consideration for the continued employment of James Feenstra (the “Employee’) at the executive level within Hansen Medical (the “Company”), the Company shall provide the following benefits:
In the event of the Employee’s termination of employment for other than Cause (as defined below) or disability before the first anniversary of Employee’s employment with the Company, Employee shall be entitled to receive:
(i)	Twelve (12) months of severance payments based on Employee’s then current monthly base salary compensation; and

(ii)	Twelve (12) months reimbursement for the cost of continuation of Employee’s then-current health, dental, vision, and life/disability insurance benefits.
In the event-of the Employee’s termination of employment for other than Cause (as defined below) or disability after the first anniversary of Employee’s employment with the Company, Employee shall be entitled to receive:
(i)	Six (6) months of severance payments based on Employee’s then current monthly base salary compensation; and

(ii)	Six (6) months reimbursement for the cost of continuation of Employee’s then-current health, dental, vision, and life/disability insurance benefits.
Severance compensation will be paid in installments in the normal payroll cycle, subject to standard withholdings and deductions. Bonuses of any kind are not considered in the calculation of severance compensation. If Employee becomes employed by another employer at any time during the severance period, all further severance compensation payments will immediately cease.
In the event of an Acquisition of the Company (as defined below) after the first anniversary of Employee’s employment with the Company and either a) the termination of Employee’s employment for other than Cause (as defined below), or b) the material change of Employee’s employment by substantial diminution in compensation or duties, or c) substantial relocation of Employee’s place of work, Employee shall be entitled to the following:
(i)	One hundred percent (100%) of any then-unvested shares subject to stock options issued to Employee shall become immediately vested;
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(ii)	Employee shall receive twelve (12) months of severance payments based on Employee’s then current monthly base salary compensation; and

(iii)	Employee shall receive twelve (12) months reimbursement for the cost of continuation of Employee’s then-current health, dental, vision, and life/disability insurance benefits.
In the event of an Acquisition of the Company (as defined below) before the first anniversary and after six months of Employee’s employment with the Company, and either a) the termination of Employee’s employment for other than Cause (as defined below), or b) the material change of Employee’s employment by substantial diminution in compensation or duties, or c) substantial relocation of Employee’s place of work, Employee shall be entitled to the following:
(i)	Twenty-five percent (25%) of any then-unvested shares subject to stock options issued to Employee shall become immediately vested;

(ii)	Employee shall receive twelve (12) months of severance payments based on Employee’s then current monthly base salary compensation; and

(iii)	Employee shall receive twelve (12) months reimbursement for the cost of continuation of Employee’s then-current health, denial, vision, and life/disability insurance benefits.
In the event of an Acquisition of the Company (as defined below) before six months and after three months of Employee’s employment with the Company and either a) the termination of Employee’s employment for other than Cause (as defined below), or b) the material change of Employee’s employment by substantial diminution in compensation or duties, or c) substantial relocation of Employee’s place of work, Employee shall be entitled to the following:
(i)	Eighteen and three quarters percent (18.75%) of any then-unvested shares subject to stock options issued to Employee shall become immediately vested;

(ii)	Employee shall receive twelve (12) months of severance payments based on Employee’s then current monthly base salary compensation; and

(iii)	Employee shall receive twelve (12) months reimbursement for the cost of continuation of Employee’s then-current health, dental, vision, and life/disability insurance benefits.
-Confidential-

In the event of an Acquisition of the Company (as defined below) before three months of Employee’s employment with the Company and either a) the termination of Employee’s employment for other than Cause (as defined below), or b) the material change of Employee’s employment by substantial diminution in compensation or duties, or c) substantial relocation of Employee’s place of work, Employee shall be entitled to the following:
(i)	Twelve and one-half percent (12.5%) of any then-unvested shares subject to stock options issued to Employee shall become immediately vested;

(ii)	Employee shall receive twelve (12) months of severance payments based on Employee’s then current monthly base salary compensation; and

(iii)	Employee shall receive twelve (12) months reimbursement for the cost of continuation of Employee’s then-current health, dental, vision, and life/disability insurance benefits.
Severance compensation will be paid in installments in the normal payroll cycle, subject to standard withholdings and deductions. Bonuses of any kind are not considered in the calculation of severance compensation. If Employee becomes employed by another employer at any time during the severance period, all further severance compensation payments will immediately cease.
As a precondition of receiving the severance compensation provided above, Employee shall execute a general release of any and all known and unknown claims against the Company and its officers, directors, employees, affiliates, agents and shareholders. Such general release will not include rights to vested options or claims for any compensation earned (including, without limitation, accrued vacation), or reimbursement of expenses incurred, through date of termination.
The following terms shall have the following definitions:
(i) An “Acquisition” shall mean a) any consolidation or merger of the Company with or into any other corporation or entity or person in which the stockholders of the Company prior to such consolidation, merger or reorganization shall own less than fifty percent (50%) of the voting stock of the continuing or surviving entity of such consolidation, merger or reorganization; b) any other corporate reorganization in which in excess of fifty percent (50%) of the Company’s voting power is transferred; or c) any transaction in which any person, together with its affiliates, accumulates fifty percent (50%) or more of the Company’s voting power.
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(ii) “Cause” shall mean (a) an intentional unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company; (b) a material breach of any agreement between Employee and the Company; (c) a material failure to comply with the Company’s written policies or rules; (d) conviction of, or plea of guilty or “no contest” to, a felony under federal or state law; (e) gross negligence or willful misconduct; or (f) a continued failure to perform assigned duties after receiving reasonable written notification of such failure from the Company’s Board of Directors.

Understood and Agreed:

/s/ James Feenstra	8-2-05

James Feenstra	Date

/s/ Frederic H. Moll, M.D.	8-1-05

Frederic H. Moll, M.D.	Date
Chief Executive Officer
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